Exhibit 99.1

Press Release
-For Immediate Release-

               Public Storage, Inc. and Storage Trust Realty
                         Announce Strategic Merger


         November 12, 1998 -- Public Storage, Inc. (NYSE: PSA) and Storage Trust Realty (NYSE: SEA) today announced that their respective boards have approved a strategic merger. Under the terms of the definitive merger agreement, a subsidiary of Public Storage, Inc. would be merged into Storage Trust Realty, and each share of beneficial interest of Storage Trust will be exchanged for 0.86 shares of common stock of Public Storage. This exchange ratio implies an enterprise value for Storage Trust of approximately $600 million, including the assumption of approximately $192 million of indebtedness. The merger will further the size of the nation's largest self-storage REIT with a pro forma total market capitalization of approximately $5.0 billion with ownership interests in nearly 1,300 facilities throughout 37 states. Similarly, the combined portfolio will benefit from PSA's national telephone reservation system.

         The merger has been structured as a tax-free transaction. The transaction is expected to be completed in the first quarter of 1999. The transaction is subject to the approval of the shareholders of Storage Trust and customary regulatory approvals and other conditions. Merrill Lynch & Co. is serving as financial advisor to Storage Trust and rendered a fairness opinion to the Board of Trustees of Storage Trust.

         Daniel C. Staton, Storage Trust's Chairman of the Board said "The combination of Public Storage and Storage Trust will provide an opportunity for greater growth in our business than if we remain independent. After several months of exploring our strategic alternatives, we believe that this transaction is in the best interests of our shareholders."

         B. Wayne Hughes, Chairman of the Board of Public Storage, stated that "We are delighted that Storage Trust has agreed to combine its operations with ours and that Dan Staton will be joining our Board after the merger. Storage Trust has an extremely high quality portfolio of properties which fit strategically in our target markets."

         In addition, the Storage Trust Board of Trustees declared a dividend of $0.46 per Common Share which will be paid on January 15, 1999 to shareholders as of December 15, 1998. Under the terms of the merger agreement, Storage Trust will thereafter adopt Public Storage's dividend policy, adjusted for the exchange ratio.





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         Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. Public Storage's headquarters are located in Glendale, California. Public Storage's properties are located in 37 states. At September 30, 1998, Public Storage had interests in 1,089 self-storage facilities.

         More information about Public Storage, Inc. is available on the Internet. Public Storage's Web site is at http:\\www.publicstorage.com.

         Storage Trust Realty is a fully integrated, self-managed and self-administered real estate investment trust headquartered in Columbia, Missouri, engaged in the management and ownership of 237 self-storage stores located in 16 states totaling approximately 12.5 million net rentable square feet and 109,000 units.

         The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Storage Trust and Public Storage operate, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.


FOR MORE INFORMATION, CONTACT:

Harvey Lenkin, President               Michael Burnam, Chief Executive Officer
Public Storage, Inc.                   Storage Trust Realty
(818) 244-8080                         (573) 499-4799